Exhibit 99.1

FOR IMMEDIATE RELEASE

August 14, 2006

MICRONETICS REPORTS A 73% INCREASE IN NET SALES FOR ITS FIRST QUARTER OF FY2007

Hudson, NH — (BUSINESS WIRE) – August 14, 2006 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its first quarter ended June 30, 2006.

Net sales were $6,806,438 for the quarter ended June 30, 2006, an increase of $2,865,306 or 73% as compared to $3,941,132 for the quarter ended June 30, 2005. The increase in net sales was primarily attributable to an increase in net sales of high-powered amplifiers as a result of the acquisition of Stealth Microwave, Inc.

For the quarter ended June 30, 2006, the Company reported net income of $548,272 or $0.11 per diluted share, as compared to net income of $319,699 or $0.07 per diluted share for the quarter ended June 30, 2005. Net income for the quarter ended June 30, 2006 includes $100,196 in non-cash stock-based compensation expense, net of income taxes, or $0.02 per diluted share, resulting from the application of SFAS 123(R) beginning April 1, 2006.

David Robbins, Micronetics’ President and CEO stated, “We are pleased with the quarter over quarter results. Although we are continuing to see indicators of long term strength in the Broadband Wireless Access (BWA)/WiMax and In-Flight Live TV-internet connectivity markets, the near term projections from our customers indicate these markets are volatile.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, General Dynamics, Harris, IPWireless, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, our ability to protect our proprietary information, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report for its fiscal year ended March 31, 2006.

INCOME STATEMENT DATA

($000s omitted except per share data)

	Quarter Ended June 30,
	2006	2005
Net sales	6,806	3,941
Gross profit	3,036	1,591
Research and development	188	111
Selling, general and administrative expenses	1,700	887
Amortization of intangibles	178	58
Other (expense) income	(56)	(14)
Income before income taxes	914	520
Provision for income taxes	366	200
Net income	548	320
Net income per common share:
Basic	.12	.07
Diluted	.11	.07
Weighted average shares
Outstanding:
Basic	4,611	4,413
Diluted	4,936	4,553

Contact

David Robbins, President

Micronetics, Inc.

(603) 883-2900 x 317